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                                                                   EXHIBIT 10.25

              SUMMARY OF ADVISORY ARRANGEMENT FOR RICHARD BECKWITT

     The Executive Committee of the Board of Directors of D.R. Horton, Inc. (the "Company") approved an advisory arrangement with EVP Capital, L.P. ("EVP"), an entity beneficially owned by Mr. Beckwitt, under which, effective July 1, 2001, Mr. Beckwitt would advise and assist the Company with respect to its homebuilder acquisitions and would continue to monitor the investments of Encore Venture Partners II (Texas), L.P. and its affiliates. Under such arrangement, Mr. Beckwitt would also be active in the process of integrating acquired homebuilding operations. Under such arrangement, EVP would be paid a base retainer of $25,000 per month plus an additional amount determined by the Company in its discretion based on the extent of Mr. Beckwitt's contribution to the Company's acquisition activities. Such arrangement has been modified for the first three quarters of fiscal year 2002 to pay EVP at a quarterly rate of $500,000, in addition to reimbursement of expenses, in connection with Mr. Beckwitt's continued advice and assistance.